Exhibit 99.1

Vor Bio Prices Underwritten Offering of Common Stock and Concurrent

Private Placement for Aggregate Proceeds of $115.8 Million

CAMBRIDGE, Mass., Dec. 7, 2022 (GLOBE NEWSWIRE) — Vor Bio (Nasdaq: VOR), a clinical-stage cell and genome engineering company, today announced the pricing of an underwritten offering and a private placement, with combined gross proceeds of approximately $115.8 million.

In the underwritten offering, Vor Bio has agreed to sell 15,302,267 shares of its common stock at an offering price of $4.30 per share. Before deducting the underwriting discounts and commissions and offering expenses, the company expects to receive total gross proceeds of approximately $65.8 million. All of the shares are to be sold by the company. The offering is expected to close on or about December 9, 2022, subject to satisfaction of customary closing conditions. Evercore Group L.L.C., Stifel, Nicolaus & Company and Oppenheimer & Co. Inc. are acting as joint bookrunning managers for the offering. Baird, JMP Securities, a Citizens Company, and Wedbush Securities Inc. are acting as co-lead managers for the offering.

In addition to the shares being sold in the underwritten offering, Vor Bio has agreed to sell 11,627,907 shares of its common stock in a concurrent private placement at a price of $4.30 per share to one or more affiliates of RA Capital Management, L.P., Vor Bio’s largest stockholder, for aggregate gross proceeds of approximately $50.0 million, before deducting the placement agent fees and offering expenses. All of the shares are to be sold by the company. The sale of these shares of common stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The concurrent private placement is also scheduled to close on December 9, 2022, subject to the satisfaction of customary closing conditions. Evercore Group L.L.C. and Stifel, Nicolaus & Company are acting as placement agents in connection with the concurrent private placement. The closing of the underwritten public offering is not conditioned on the closing of the concurrent private placement.

Vor Bio currently intends to use the net proceeds from the underwritten offering and concurrent private placement primarily to fund the continued clinical development of pipeline products and for working capital and general corporate purposes.

The underwritten offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-263541) (including a prospectus) previously filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022 and declared effective by the SEC on March 18, 2022. The shares of common stock proposed to be issued in the concurrent private placement have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction in the United States, and may not be offered, pledged, sold, delivered or otherwise transferred, directly or indirectly, in the United States except pursuant to registration under the Securities Act, or an applicable exemption from the registration requirements of the Securities Act and, in each case, in compliance with other applicable securities laws. A prospectus supplement and the accompanying prospectus relating to and describing the terms of the underwritten offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the prospectus supplement and the accompanying prospectus relating to the underwritten offering may also be obtained by contacting: Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Vor Bio

Vor Bio is a clinical-stage cell and genome engineering company that aims to change the standard of care for patients with blood cancers by engineering hematopoietic stem cells to enable targeted therapies post-transplant.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Vor Bio, including statements about the closing of the underwritten offering and concurrent private placement and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all, uncertainties inherent in the initiation of future clinical trials and such other factors as are set forth in the risk factors detailed in Vor Bio’s Annual Report on Form 10-K filed with the SEC on March 14, 2022, Vor Bio’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022 and other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Vor Bio’s views as of the date hereof. Vor Bio anticipates that subsequent events and developments will cause Vor Bio’s views to change. However, while Vor Bio may elect to update these forward-looking statements at some point in the future, Vor Bio specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Vor Bio’s views as of any date subsequent to the date hereof.

Contact:

Investors & Media

Sarah Spencer

+1 857-242-6076

sspencer@vorbio.com